Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-49381
PROSPECTUS
                                 169,811 Shares
                               [SAWTEK INC. LOGO]
                               SAWTEK INCORPORATED

                                  Common Stock

         This Prospectus relates to the public offering, which is not being underwritten, of up to 169,811 shares of Common Stock (the "Shares") of Sawtek Inc. ("Sawtek" or the "Company"), which may be offered from time to time by any or all of the shareholders of the Company named herein (the "Selling Shareholders"). The Company will receive no part of the proceeds of such sales. All of the Shares were originally issued by the Company in connection with the Company's acquisition (the "MSI Acquisition") of Microsensor Systems, Inc. ("MSI"), by and through a merger of a newly-formed subsidiary of Sawtek ("Sawtek Acquisition Corporation") with and into MSI. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to the Agreement and Plan of Reorganization and Merger dated February 25, 1998 (the "Reorganization Agreement"), by and among Sawtek, Sawtek Acquisition Corporation and MSI.

         The Shares may be offered by the Selling Shareholders from time to time in one or more transactions in the over-the-counter market at prices prevailing therein, in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Shareholders" and "Plan of Distribution."

         The Company's Common Stock is listed on the Nasdaq National Market under the symbol "SAWS." On April 28, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $29.4375 per share.

                               ------------------

         The  shares  offered  hereby  involve a high degree of risk.
                    See "Risk Factors" commencing on page 7.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                 The date of this Prospectus is April 29, 1998.

AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Company's Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits and schedules thereto, may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, without charge and copies of the material contained therein may be obtained at prescribed rates from the Commission's public reference facilities in Washington, D.C.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or portions of documents filed by the Company with the Commission (File No. 0-28276) are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended September 30, 1997, including information from the Company's Proxy Statement for 1998 incorporated therein, (2) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, effective as of April 29, 1996, including any amendment or report filed for the purpose of updating such description, (4) the Company's Form 8-K filed on January 7, 1998, (5) and the Company's Form 8-K filed on February 20, 1998.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the document). Requests for copies should be directed to Raymond A. Link, Vice President and Chief Financial Officer, Sawtek Inc., 1818 South Highway 441, Apopka, Florida 32703, telephone (407) 886-8860.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" appearing elsewhere in this Prospectus.

                                   The Company

         Sawtek Inc. ("Sawtek" or the "Company") designs, develops, manufactures and markets a broad range of electronic signal processing components based on surface acoustic wave ("SAW") technology. The Company's primary products are custom-designed, high performance bandpass filters, resonators, delay lines, oscillators and SAW-based subsystems. These products are used in a variety of microwave and radio frequency ("RF") systems, such as CDMA and GSM-based digital wireless systems, digital microwave radios, wireless local area networks ("WLAN"), cable television equipment, chemical sensors and various defense and satellite systems. The Company's products offer key advantages such as lower distortion, reduced size and weight, high reliability and precise frequency control compared to products based on alternative technologies and address rapidly growing needs in telecommunications, data communications, video transmission, military and space systems and other markets. The Company's proprietary computer aided design ("CAD") and analysis software tools support rapid and precise SAW device design and simulation, enabling Sawtek and its customers to achieve timely new product development. The Company's commercial customer base accounts for approximately 85%-90% of net sales and includes major telecommunications equipment producers such as Ericsson, LGIC, Lucent Technologies, Motorola, Nokia, Qualcomm and Samsung.

         The wireless communications industry is experiencing significant worldwide growth. Improvements in wireless communications products such as cellular, personal communications services ("PCS"), global satellite telephones and wireless data systems are contributing to this growth. While eliminating the need for costly and time consuming development of extensive wired infrastructure, wireless communication systems offer the same functional advantages as wired systems with the added benefits of reduced installation costs and increased user convenience. In addition, new digital telecommunications standards and technology are rapidly emerging to provide the performance improvements necessary to address the overcrowding of existing cellular systems. SAW technology is an enabling solution which meets the more demanding performance, size and reliability requirements of these numerous and developing wireless voice, data and video applications.

         As a leading worldwide supplier of SAW-based components, Sawtek has designed and manufactured more than 1,500 different SAW products that operate from 10 MHz to nearly 3 GHz for both commercial and military applications. The Company's products, comprising one of the broadest SAW product lines in the industry, are used by diverse original equipment manufacturers in numerous applications ranging from basestation and handheld telecommunications applications in digital telephone systems to state-of-the-art, high performance SAW-based subsystems.

         Sawtek intends to leverage its advanced design and manufacturing technology and strong customer relationships to become a leading worldwide provider of SAW components for high volume, wireless communications systems applications. Furthermore, the Company expects to continue to build its leadership position in the development and production of both custom and standard SAW devices for industrial and "high end" commercial market applications and to remain the dominant supplier of custom-designed SAW components and SAW-based subsystems to the military and space industry. The markets and applications served by the Company demand a diverse mixture of SAW products requiring a flexible manufacturing capability. Accordingly, the Company intends to continue expanding its high volume, automated manufacturing capacity as customer needs dictate.

         The Company was incorporated in Florida in 1979. Unless the context otherwise requires, all references in this Prospectus to the Company refer to Sawtek Inc. and its wholly-owned subsidiaries. The Company's principal executive offices are located at 1818 South Highway 441, Apopka, Florida, 32703, and its telephone number is (407) 886-8860.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the following: the Company's dependence on continuing demand for wireless communications services and CDMA technology, particularly CDMA handset units; economic turmoil in South Korea and other Asia-Pacific countries (as experienced during the past quarter) or other geographic areas of the world; fluctuations in the value of foreign currency; dependence on a limited number of customers, which are expected to continue to account for a high percentage of the Company's future net sales; fluctuations in the Company's quarterly results and backlog which may be caused by such factors as product mix changes, price competition, availability of manufacturing capacity, and customer order cancellation or rescheduling; the Company's dependence on its timely development of new or improved SAW products (such as SAW chemical sensors) to meet changing market needs; and the risk of competing technologies which could replace or reduce the use of SAW technology for certain applications; pressure on gross profit due to competition, change in product mix and other factors.

                                  RISK FACTORS

         Dependence on Continuing Demand for Wireless Communications Services and CDMA Technology. Approximately 62% of the Company's net sales for 1996 and approximately 72% of net sales for 1997 were derived from sales of SAW devices for applications in wireless communications systems. Any economic, technological or other force that causes a reduction in demand for wireless services may cause a reduction in the need for performance upgrades to existing base stations and in the installation of new base stations, which would have a material adverse effect on the Company's business, financial condition and results of operations. Approximately 59% of the Company's net sales for fiscal 1996 and approximately 56% of net sales for the fiscal 1997 were derived from base station applications. As base stations are installed and upgraded, domestically and internationally, the market for SAW devices installed in such base stations may ultimately become saturated. The life of SAW devices is typically in excess of 20 years, and a market for replacement devices for base stations may not develop.

         Sales of products for CDMA-based systems, including base stations and subscriber handset phones, accounted for approximately 24% of net sales in fiscal 1996 and approximately 50% of net sales for 1997. CDMA technology has recently been introduced in the marketplace and there can be no assurance that unforeseen complications will not arise in the scale-up and operation of CDMA-based systems that could materially delay or limit the commercial use or acceptance of CDMA technology. Such delay or limitation would have a material adverse effect on the Company's business, operating results and financial condition.

         There is a trend toward lower average selling prices for base station filters due to competitive pricing pressures and to the installation of more "micro" base stations which use less expensive, lower performance SAW filters. The Company is uncertain whether an increase in the number of base station filters sold in the future will offset the decrease in the average selling price for these filters so as to maintain or increase revenues from the sale of base station filters. The Company believes that its sales of SAW filters for subscriber handsets in the CDMA market will increase significantly in fiscal year 1998. Handset filters typically produce lower gross margins than the gross margins produced by base station filters.

         Dependence on a Limited Number of Customers. Historically, a limited number of customers have accounted for a significant portion of the Company's net sales. In fiscal 1996 and fiscal 1995, sales to the Company's top 10 customers accounted for approximately 68% and 60% respectively, of net sales. In 1996, the Company's top three customers accounted for approximately 24%, 11% and 8% of net sales. For 1997, sales to the top 10 customers accounted for 76% of net sales with the top four customers accounting for approximately 14%, 12%, 11% and 11% of net sales. The Company expects that sales of its products to a limited number of customers will continue to account for a high percentage of its net sales in the foreseeable future. In addition, a substantial portion of the Company's products are designed to address the needs of individual customers. Accordingly, the Company's future success depends largely upon the decisions of the Company's current customers to continue to purchase products from the Company, as well as the decisions of prospective customers to develop and market systems that incorporate the Company's products.

         Adverse developments relating to the wireless communications market involving one or more of the Company's large customers, including litigation among such customers, could have an adverse effect on the market price of the Company's Common Stock even if the actual impact of such developments would be immaterial to the Company's results of operations and financial condition.

         Fluctuations in Quarterly Results; Backlog. The Company's quarterly operating results have fluctuated in the past and are expected to fluctuate in the future as a result of a variety of factors. There are a number of operating factors that may cause fluctuations in quarterly results, one of which is product mix, which is determined by different customer requirements. If the product mix changes, the average selling price and gross margin may be lower. Other factors that may affect quarterly results are delays in production caused by the installation of new equipment, the level of orders that are received and can be shipped in any quarter, price competition, fluctuations in manufacturing yields, availability of manufacturing capacity, market acceptance of product, increased direct labor and overhead, delays in receiving equipment from suppliers, customer over-ordering followed by order cancellations, and cancellation or rescheduling of orders for any reason.

         Purchase orders for the Company's products may be terminated by the Company's customers with prior notice, typically 60 to 90 days. Such orders may be large and intended to satisfy customers' long-term needs. Accordingly, the Company's backlog is not necessarily indicative of future product sales, and the Company may be materially adversely affected by a delay or cancellation of a small number of purchase orders. In addition, the Company's expense levels are based in significant part on the Company's expectations of future product sales and therefore are relatively fixed in the short term. If net sales are below expectations, operating results would be materially adversely affected. Consequently, the Company's results of operations for any quarter are not necessarily indicative of results for any future period. Furthermore, the Company's results of operations may be subject to economic downturns in the electronics industry. Due to the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected.

         Dependence on New Products; Technological Change. Future growth of the Company's business is dependent on the Company's ability to develop new or improved SAW devices on a timely basis. The Company's product development resources are limited, requiring the Company to allocate such resources among a limited number of product development projects. Failure by the Company to allocate its product development resources to products that meet market needs could have a material adverse effect on the Company's future growth. The success of new products may also depend on timely completion of new product designs, quality of new products and market acceptance of customer products.

         The markets for products offered by the Company are characterized by rapidly changing technology and evolving industry standards. If technology supported by the Company's products becomes obsolete or fails to gain widespread commercial acceptance, the Company's business may be materially adversely affected. Accordingly, the Company believes that continued significant expenditures for research and development will be required. In the past, the Company has depended on customer funded non-recurring engineering charges ("NRE") for a significant portion of its product development expenditures. There can be no assurance that such customer funding will continue in the future, which may require the Company either to reduce the scope of its product development or allocate increased internal resources for such purposes. If the Company is unable to design, develop and introduce competitive products on a timely basis, its future financial condition and operating results could be materially adversely affected. Competing technologies, including digital filtering technology, could develop which could replace or reduce the use of SAW technology for certain applications. Any development of a cost effective, new technology that replaces SAW filtering technology could have a material adverse effect on the Company's business, financial condition and results of operations.

         Risks  Associated  with  Costa  Rica  Operations.   The  Company  bears
significant manufacturing risks associated with its operations in San Jose, Costa Rica. During 1997 shipments from Costa Rica accounted for approximately 34% of consolidated net sales. Operating a production facility in Costa Rica carries unknown risks of disruption resulting from government intervention, wars, currency devaluation, labor disputes, earthquakes and other events. Any such disruptions could have a material adverse effect on the Company's business, results of operations and financial condition.

         Competition. The markets for the Company's products are intensely competitive and are characterized by price competition, rapid technological change, product obsolescence and heightened domestic and international competition. In each of the markets for the Company's products, the Company competes with large international companies that have substantially greater financial, technical, sales, marketing, distribution and other resources than the Company. In addition, the Company may face competition from companies that currently manufacture SAW devices for their own internal requirements, as well as from a number of the Company's customers that have the potential to develop an internal supply capability for SAW devices. The Company expects competition to increase from both established and emerging competitors, as well as from internal capabilities developed by certain customers. The Company also believes that a significant source of competition may come from alternative technological approaches. The Company's ability to compete effectively in its target markets depends on a variety of factors both within and outside of the Company's control, including timing and success of new product introductions by the Company and its competitors, availability of manufacturing capacity, the rate at which customers incorporate the Company's components into their products, the Company's ability to respond to price decreases, availability of technical personnel, sufficient supplies of raw materials, the quality, reliability and price of products and general economic conditions. There can be no assurance that the Company will be able to compete successfully in the future.

         Risks Associated with International Sales. The Company's international sales account for approximately 44%, 54% and 49% of net sales for fiscal 1997, 1996 and 1995, respectively. Ericsson, based in Sweden, was the Company's second largest customer in fiscal 1997, accounting for approximately 12% of net sales. Sales to South Korean customers accounted for approximately 16% of net sales for the fiscal year ended September 30, 1997 and approximately 22% of net sales for the quarter ended December 31, 1997. It is anticipated that revenue from South Korean customers will decline throughout 1998. The sale of products in foreign countries involves risks associated with currency exchange rate fluctuations and restrictions, export-import regulations, customs matters, longer payment cycles, foreign collection problems and political and transportation risks. The Company's revenue from international sales, specifically from South Korean customers, could be adversely impacted by the recent financial market turmoil in Asia which would result in a reduction or cancellation of orders or limit the availability of credit to these customers. The Company's international sales are generally denominated in U.S. dollars. However, the Company may be required in the future, due to competition, to denominate sales in the foreign currencies of certain countries. As a result, fluctuations in currency exchange rates may (in the future) have a significant effect on the Company's sales, even in the absence of an increase or decrease of unit sales to foreign customers. A strong U.S. dollar could have a material adverse effect on the Company's ability to compete internationally. The Company has not, to date, engaged in hedging a portion of its foreign exchange risk. If, however, any of the Company's future international sales are denominated in foreign currencies, the Company may find it necessary to engage in rate hedging activities with respect to certain exchange rate risks. There can be no assurance that the Company will engage in such exchange rate hedging or that any such activities will successfully protect against such risks. In addition, foreign sales involve uncertainties arising from local business practices and cultural considerations, and risks associated with international trade transactions. For a portion of foreign sales, the Company depends upon independent sales representatives who are not subject to the Company's control and are generally free to terminate their relationships with the Company on 30 days notice.

         Limited Sources of Supply. The Company has a limited number of suppliers for certain critical raw materials, components and equipment used by the Company in manufacturing SAW devices. While historically the Company has not experienced difficulty in obtaining needed supplies and equipment, synthetic crystal material and wafer fabrication equipment could potentially be difficult to obtain. The synthetic quartz material used by the Company, and purchased from third parties, may require up to six months to grow. Currently, few wafer producers have the expertise and capacity necessary to satisfy the Company's wafer requirements. A failure by the Company to anticipate its needs for high quality quartz could result in a shortage of quartz material available to the Company. If the Company is unable to satisfy its requirements for quartz or other raw materials or to obtain and maintain appropriate fabrication equipment, the Company's business, financial condition and results of operations would be materially adversely affected. There can be no assurance that the Company will be able to secure adequate supplies of materials.

         Manufacturing Risks. The Company's manufacture of SAW devices involves processes that may have reduced yields from time to time, the causes of which are often difficult to determine. While reduced yields have not been a significant factor in limiting production capacity in the past, a material and continuing reduction in yields at any stage of the manufacturing process would have a material adverse effect on the Company's ability to meet its quoted delivery times and cost of production, which would have a material adverse effect on the operations of the Company.

         Dependence on Key Managerial and Technical Personnel. The Company's success depends to a significant extent on the performance of a number of key management and technical personnel, the loss of one or more of whom could have a material adverse effect on the Company. The Company's success will also depend in part on its ability to attract and retain qualified professional, technical, production, managerial and marketing personnel. Competition for such personnel in the SAW industry is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop new and enhanced products and to conduct its operations successfully.

         Intellectual Property and Proprietary Rights. Sawtek relies on a combination of patents, copyrights and trade secrets to establish and protect its proprietary rights. There can be no assurance that patents will issue from any of its pending applications or that any claims allowed from existing or pending patents will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued to Sawtek will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Litigation may be necessary to enforce Sawtek's patents, trade secrets and other intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition regardless of the final outcome of the litigation. The Company is not currently engaged in any patent infringement suits nor has it threatened or been threatened with any such suits in recent years. Despite Sawtek's efforts to maintain and safeguard its proprietary rights, there can be no assurances that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to Sawtek's technologies.

         The SAW industry is characterized by uncertain and conflicting intellectual property claims. Sawtek has in the past and may in the future become aware of the intellectual property rights of others that it may be infringing, although it does not believe that it is infringing any third party proprietary rights at this time. To the extent that it deemed necessary, Sawtek has licensed the right to use certain technology patented by others in certain of its products. There can be no assurance that Sawtek will not in the future be notified that it is infringing other patent and/or intellectual property rights of third parties. In the event of such infringement, there can be no assurance that a license to the technology in question could be obtained on commercially reasonable terms, if at all, that litigation will not occur or that the outcome of such litigation will not be adverse to Sawtek. The failure to obtain necessary licenses or other rights, the occurrence of litigation arising out of such claims or an adverse outcome from such litigation could have a material adverse effect on Sawtek's business. In any event, patent litigation is expensive, and Sawtek's operating results could be materially adversely affected by any such litigation, regardless of its outcome.

         Environmental and Other Governmental Regulations. The Company is subject to a variety of federal, state and local laws, rules and regulations related to the discharge and disposal of toxic, volatile and other toxic hazardous chemicals used in its manufacturing processes. The failure to comply with present or future regulations could result in fines being imposed on the Company, suspension of production or a cessation of operations. Such regulations could require the Company to acquire significant equipment or to incur substantial expenses in order to comply with environmental regulations. Any past or future failure by the Company to control the use of, or to restrict adequately the discharge of, toxic hazardous substances could subject the Company to future liabilities and could have a material adverse effect on the Company's business, results of operations and financial condition.

         In addition, the increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products and services, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past, and may in the future, cause the cancellation, postponement or rescheduling of the installation of communications systems by the Company's customers, which in turn may have a material adverse effect on the sale of products by the Company to such customers.

         Volatility of Stock Price. There has been significant volatility in the market price of the Company's Common Stock, as well as in the market price of securities of technology-based companies. Factors such as announcements of new products by the Company or its competitors, variations in the quarterly operating results of the Company and its customers and competitors, the gain or loss of significant contracts, announcements of technological innovations or acquisitions by the Company or its competitors, changes in analysts' financial estimates of the Company's performance, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry, or general economic or stock market conditions unrelated to the Company's operating performance may have a significant impact on the market price of the Common Stock.

         Certain Anti-Takeover Provisions. Certain anti-takeover provisions of the Florida Business Corporation Act could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit or depress the price that certain investors might be willing to pay in the future for shares of Common Stock. The Company is also authorized to issue preferred stock with rights senior to the Common Stock, without the necessity of shareholder approval and with such rights, preferences and privileges as the Company's Board of Directors may determine. Although the Company has no present plans to issue these shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

         Absence of Dividends. The Company has historically not paid dividends on its Common Stock. Because the Company believes it may require additional capital in the future. The Company intends to retain its earnings and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

         Gross Margin Reduction. There is a trend toward lower average selling prices for base station filters due to competitive pricing pressures and next-generation designs for both "macro" and emerging "micro" base stations which use less expensive, lower performance SAW filters. The Company is uncertain whether an increase in the number of base station filters sold in the future will offset the decrease in the average selling price for these filters so as to maintain or increase revenues from the sale of base station filters. The Company believes that its sales of SAW filters for subscriber handsets in the CDMA market will increase in fiscal year 1998. Handset filters typically produce lower gross margins than the gross margins produced by base station filters.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares. All proceeds from the sale of the shares will be for the account of the Selling Shareholders as described below. See "Selling Shareholders" and "Plan of Distribution" described below.

                                 DIVIDEND POLICY

         Historically, the Company has not paid dividends on its Common Stock. Because the Company believes it may require additional capital in the future, the Company intends to retain its earnings and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

                              SELLING SHAREHOLDERS

         The following table sets forth as of the date of this Prospectus, the name of each of the Selling Shareholders, the number of shares of Common Stock that each such Selling Shareholder owns as of such date, the number of shares of Common Stock owned by each Selling Shareholder that may be offered for sale from time to time by this Prospectus, and the number of shares of Common Stock to be held by each such Selling Shareholder after completion of the Offering assuming the sale of all the Common Stock offered hereby. Except as indicated, none of the Selling Shareholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                         Number of Shares
                                          Owned Prior to       Number of Shares to be Sold   Number of Shares to be Owned
        Name            Relationship        Offering(1)           under this Prospectus      after Completion of Offering
        ----            ------------     ----------------      ---------------------------   ----------------------------
Henry Wohltjen              (2)                57,736                     57,736                           0
Sharon Mutter               (3)                57,736                     57,736                           0
N. Lynn Jarvis              (4)                20,377                     20,377                           0
Chester G. Fisher           (5)                33,962                     33,962                           0

--------------------------------------------------

(1) The number of percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the Shares shown as beneficially owned.

(2) Dr. Wohltjen was Chairman of Microsensor Systems Inc. (MSI) prior to the MSI Acquisition and began serving as a director and chief technical officer of MSI (a wholly-owned subsidiary of the Company) immediately after the MSI Acquisition. Dr. Wohltjen is the spouse of Dr. Mutter.

(3) Dr. Mutter was Secretary, Treasurer and a director of MSI prior to the MSI Acquisition. Dr. Mutter is the spouse of Dr. Wohltjen.


                                          13





(4) Dr. Jarvis was a vice president of MSI and began serving as a scientist for MSI immediately after the MSI Acquisition.

(5) Mr. Fisher was President, Chief Executive Officer and a director of MSI prior to the MSI Acquisition and began serving as a director and acting general manager of MSI immediately after the MSI Acquisition.


                              PLAN OF DISTRIBUTION

         The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In effecting sales, brokers, dealers or agents engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such underwriting discounts or commissions under the Securities Act. The Selling Shareholders may agree to indemnify, under certain circumstances, brokers or dealers engaged by them to effect sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby.

         At the time a particular offer of Shares is made, if required, a Prospectus supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The sale of Shares by the Selling Shareholders is subject to compliance by the Selling Shareholders with certain contractual restrictions with the Company. There can be no assurance that the Selling Shareholders will sell all or any of the Shares.

         The Company has agreed to indemnify the Selling Shareholders and any person controlling a Selling Shareholder against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

         The Company has agreed with the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective for up to two years following February 25, 1998, the closing date of the MSI Merger (which period may be shortened or extended under certain circumstances). The Company intends to de-register any of the Shares not sold by the Selling Shareholders at the end of such two year period; however, it is anticipated that at such time any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

         No dealer, salesperson or other person has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitations. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Gray, Harris & Robinson, P.A., Orlando, Florida. William A. Grimm, a shareholder in Gray, Harris & Robinson, P.A. and Secretary of the Company has an option to purchase 30,000 shares of Common Stock at $11.05 per share.

                                     EXPERTS

         The consolidated financial statements of Sawtek at September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Available Information                                            2
Incorporation of Certain Documents by Reference                  2
Prospectus Summary                                               4
Forward-looking Statements                                       6
Risk Factors                                                     7
Use of Proceeds                                                 13
Dividend Policy                                                 13
Selling Shareholders                                            13
Plan of Distribution                                            15
Legal Matters                                                   16
Experts                                                         16

                  ===============================================
                  ===============================================

                                 169,811 SHARES

                                   SAWTEK INC.
                                  COMMON STOCK

                  -----------------------------------------------
                                   PROSPECTUS
                  -----------------------------------------------
                                 APRIL 29, 1998

                  ===============================================